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                                                                   Exhibit 14.1


                     Code of Ethics for Principal Officers
                      For Principal Executive Officers and
                          Senior Financial Officers of
                              Steel Dynamics, Inc.


         It is the policy of Steel Dynamics, Inc. ("SDI") that the Chief Executive Officer, each other principal executive officer, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of SDI's operating divisions adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

         1. Act at all times in accordance with SDI's Code of Business Conduct and Ethics, of which this Code of Ethics for Principal Executive Officers and Senior Financial Officers is a part, as well as SDI's Policy on Insider Trading, and all other current and future policies governing the conduct of SDI's principal executive or senior financial officers.

         2. Provide full, fair, accurate, objective, timely and understandable disclosures in internal reports as well as in registration statements, periodic reports and other documents filed with or furnished to the Securities and Exchange Commission, any other government agency or self-regulatory organization, or otherwise used in any form of public communication.

         3.       Act at all times with honesty, integrity and independence.

         4.       Always act in good faith, with due care and diligence.

         5. Avoid actual or apparent conflicts of interest in both personal and professional relationships, always distinguishing between personal, private interests and those interests of SDI, including the use of company property or the receipt of personal benefits. Company information, company assets and company opportunities should not be exploited for personal gain.

         6. Comply with all federal, state, local and foreign laws, rules and regulations applicable to business conduct, including (but not limited to) laws relating to securities, competition, health, safety and the environment.

         7. Respect the confidentiality of information acquired in the course of performing one's duties and responsibilities, except where disclosure is authorized or otherwise legally required. Do not use confidential information acquired in the course of business for personal advantage.

         8. Communicate this Code of Ethics at least annually throughout all financial departments, and proactively promote ethical behavior and the importance of adhering to the spirit as well as the letter of the law among subordinates and peers.

         9. Subject at all times to the provisions of SDI's confidential and anonymous complaint process, which goes directly to the Audit Committee, promptly report any violations

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Code of Ethics for Principal Officers




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or suspected violations of this Code of Ethics, or any unethical behavior encompassed by this Code, to the Chief Executive Officer, with a copy to the Audit Committee of the Board of Directors, for internal investigation and any appropriate remedial action

         10. Violations, failure to report apparent violations, covering up violations or apparent violations, retaliating against or disciplining a person for reporting a violation or apparent violation, or obstructing an investigation of an alleged or apparent violation will constitute grounds for disciplinary action, including possible termination of employment. If there are any questions involving application of this Code of Ethics, guidance should be sought from SDI's legal counsel.

         SDI will waive application of this Code of Ethics, if ever, only in limited situations where circumstances warrant, and then only in conjunction with appropriate monitoring and controls. Changes in and waivers of this Code of Ethics may be made only by the Board or by the Audit Committee, based on full disclosure of all relevant facts, and will be disclosed as required under applicable law and regulations.

         It is also the Policy of SDI that the Chief Executive Officer, each Vice President, the Chief Financial Officer, Chief Accounting Officer, Corporate Controller and Controller of each of SDI's operating divisions acknowledge receipt of and certify their willingness to adhere to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.

         The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to the administration of this Policy or the violation thereof.




























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Code of Ethics for Principal Officers                                          2